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                                                                     EXHIBIT 8.2

                                VINSON & ELKINS

                                ATTORNEYS AT LAW

                              VINSON & ELKINS L.L.P.
                               1001 FANNIN STREET
                                   SUITE 2300
                           HOUSTON, TEXAS 77002-6760
                            TELEPHONE (713) 758-2222
                               FAX (713) 758-2346
(713) 758-2192                                                    (713) 615-5210

                                August 29, 1996




Seagull Energy Corporation
1001 Fannin Street, Suite 1700
Houston, Texas  77002-6714

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of GNR Merger Corporation ("Merger Sub"), a New Jersey corporation and a wholly-owned subsidiary of Seagull Energy Corporation ("Seagull"), a Texas corporation, with and into Global Natural Resources Inc. ("Global"), a New Jersey corporation (the "Merger"), pursuant to the Agreement and Plan of Merger dated as of July 22, 1996 by and among Seagull, Merger Sub and Global (the "Agreement").(1)


                                     FACTS
SEAGULL

         Seagull is an independent energy company primarily engaged in natural gas exploration, development and production with its operations focused offshore Texas and Louisiana in the Gulf of Mexico and onshore in three principal geographic regions: (i) western Oklahoma and the Texas Panhandle;
(ii) the Arklatex area in eastern Texas and northern Louisiana and the Arkoma Basin in eastern Oklahoma and western Arkansas; and (iii) western Canada. Seagull's other business activities are also natural gas related: (i) natural gas marketing and pipeline engineering, design, construction and operation; and
(ii) natural gas transmission and distribution in Alaska.

         Seagull's authorized capital stock consists of (i) 100,000,000 shares of voting common stock, par value $0.10 per share ("Seagull Common Stock"), of which 36,464,066 shares were issued and outstanding as of July 22, 1996, and
(ii) 5,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. Seagull Common Stock is traded on the New York Stock Exchange.





__________________________________

  (1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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Seagull Energy Corporation
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August 29, 1996


MERGER SUB

         Merger Sub is a wholly-owned subsidiary of Seagull incorporated on July 22, 1996 solely for the purpose of effecting the Merger. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Agreement.

GLOBAL

         Global is an independent oil and gas exploration and production company with interests in 2,101 producing oil wells and 745 producing natural gas wells located on approximately 959,000 gross (149,000 net) acres held by production with estimated proved reserves of 30.4 MMbbls of oil and 164 Bcf of natural gas at December 31, 1995. The reserves are located in the United States (principally in the Texas gulf coast and offshore Gulf of Mexico) and in Egypt, Cote d'Ivoire, Indonesia and Tatarstan-Russia.

         Global's authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $1.00 per share ("Global Common Stock"), of which 29,766,510 shares were issued and outstanding as of June 30, 1996, and (ii) 750,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. Global Common Stock is traded on the New York Stock Exchange.

THE MERGER

         The Agreement provides for the merger of Merger Sub with and into Global pursuant to which the separate corporate existence of Merger Sub shall cease, and Global shall be the surviving corporation in the Merger. The Merger shall have the effects set forth in the New Jersey Business Corporation Act.

         Pursuant to the Merger, each share of Global Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Seagull Common Stock equal to the Common Stock Exchange Ratio.(2)

         No fractional shares of Seagull Common Stock shall be issued in the Merger. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Seagull Common Stock to which such holder would otherwise have been entitled by the closing sales price of Seagull Common Stock on the New York Stock Exchange over a specified period of time prior to the Merger.





__________________________________

  (2) The Common Stock Exchange Ratio varies between .72 and .88, depending upon the closing sales price of Seagull Common Stock on the New York Stock Exchange over a specified period of time prior to the Merger.
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Seagull Energy Corporation
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August 29, 1996

         Pursuant to the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of Global, as the surviving corporation in the Merger.

BUSINESS PURPOSE

         In approving the Merger and the Agreement, the board of directors of Global considered a number of factors, including the strategic fit between Seagull and Global, the match of Seagull's strong cash flow with Global's extensive international operations and exploration strategy, and the complementary mix of geological, engineering and production expertise and the value to be derived from a combination of management of Global and Seagull.

         In approving the Merger and the Agreement, the board of directors of Seagull similarly considered a number of factors, including the strategic fit between Seagull and Global, the match of Seagull's strong cash flow with Global's extensive international operations and exploration strategy, the complementary mix of geological, engineering and production expertise, and the track record of Global's exploration team.

                                REPRESENTATIONS


         In connection with your request that we furnish this opinion, certain representations have been made with respect to the existence of certain facts.
(3) These constitute material representations relied upon by us as a basis for our opinion, and our opinion is conditioned upon the initial and continuing accuracy of these representations. Specifically, it has been represented that:

         1. The fair market value of the Seagull Common Stock and other consideration to be received by Global's shareholders will be approximately equal to the fair market value of the Global Common Stock to be surrendered by such shareholders in exchange therefor.

         2. After discussions with shareholders of Global (including shareholders who own five percent or more of the Global Common Stock), management of Global knows of no plan or intention, and to the best knowledge of such management, there is no plan or intention by any shareholder of Global who owns five percent or more of the Global Common Stock, or on the part of the remaining shareholders of Global, to sell, exchange, or otherwise dispose of a number of shares of Seagull Common Stock to be received in the Merger that would reduce the Global shareholders' ownership of Seagull Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the Global stock (including shares





__________________________________

  (3) The representations are contained in the Agreement and in Certificates executed by officers of Global and Seagull, respectively.
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Seagull Energy Corporation
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August 29, 1996

of Global Common Stock exchanged for cash in lieu of fractional shares of Seagull Common Stock) outstanding immediately prior to the date of the Merger.

         3. Seagull, Merger Sub, Global and the shareholders of Global will each pay their respective expenses, if any, incurred in connection with the Merger.

         4. There is no intercorporate indebtedness existing between Seagull and Global or between Merger Sub and Global that was issued, acquired, or will be settled at a discount.

         5. In the Merger, shares of Global stock representing control of Global, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of Seagull. For purposes of this representation, shares of Global stock exchanged for cash or other property originating with Seagull will be treated as outstanding Global stock on the date of the Merger.

         6. At the time of the Merger, Global will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Global that, if exercised or converted, would affect Seagull's acquisition or retention of control of Global, as defined in section 368(c) of the Code.

         7. Neither Seagull nor Global is an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

         8. On the date of the Merger, the fair market value of the assets of Global will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         9. Neither Seagull, Merger Sub nor Global is under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         10. Global will file its federal income tax returns in a manner which treats the Merger as a reorganization under section 368(a) of the Code.

         11. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including attachments thereto.

         12. The outstanding redeemable bearer shares issued by Global Natural Resources PLC are redeemable only for cash and not for stock in Global. As such, an owner of such redeemable bearer shares is not an equity owner in Global and such owner's relationship with Global is only as a creditor.

         13. Global has not transferred any assets to its shareholders in anticipation of the Merger.

         14. Prior to the Merger, Seagull will be in control of Merger Sub within the meaning of section 368(c) of the Code.
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Seagull Energy Corporation
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August 29, 1996


         15. Following the Merger, Global will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger, taking into account amounts used to pay Merger expenses and any distributions other than regular dividends.

         16. Seagull has no plan or intention to (i) liquidate Global, (ii) merge Global with and into another corporation, (iii) sell or otherwise dispose of the stock of Global, except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by Seagull, (iv) cause or permit Global to issue additional shares of its capital stock that would result in Seagull's losing control (within the meaning of section 368(c) of the Code) of Global, (v) cause or permit Global to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Global, or (vi) reacquire any of the Seagull Common Stock issued to the holders of Global Common Stock pursuant to the Merger.

         17. Merger Sub will have no liabilities assumed by Global, and will not transfer to Global any assets subject to liabilities, in the Merger.

         18. Following the Merger, Global will continue its historic business or use a significant portion of its historic business assets in a business.

         19. Seagull does not own, and has not owned during the past five years, any shares of the capital stock of Global.

         20. None of the compensation to be received by any shareholder-employees of Global will be separate consideration for, or allocable to, any of their shares of Global Common Stock; none of the shares of Seagull Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         21. The payment of cash in lieu of fractional shares of Seagull Common Stock is solely for the purpose of avoiding the expense and inconvenience to Seagull of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of Seagull Common Stock will not exceed one percent of the total consideration that will be issued pursuant to the Merger to the Global shareholders in exchange for their Global Common Stock. The fractional share interests will be aggregated, and no Global shareholder will receive cash in an amount greater than the value of one full share of Seagull Common Stock.
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Seagull Energy Corporation
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August 29, 1996


                                    OPINION

         Our opinion is based upon (i) the Agreement, (ii) the facts set forth in the Registration Statement filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the representations described above, and (iv) current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service, and court decisions. Based thereupon, and assuming the Merger is a valid merger under New Jersey law, it is our opinion that:

                 (i)      the Merger will constitute a reorganization under
         section 368(a) of the Code;

                 (ii) Seagull, Merger Sub and Global will each be a party to that reorganization, within the meaning of section 368(b) of the Code; and

                 (iii) no gain or loss will be recognized by Seagull, Merger Sub, or Global by reason of the Merger.

         We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

         We participated in the preparation of the Registration Statement. We hereby confirm that the conclusions of law with respect to federal income tax matters set forth in the Registration Statement under the heading "The Merger - Certain Federal Income Tax Consequences" are accurate and complete in all material respects. We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

         This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than the Securities and Exchange Commission as an exhibit to the Registration Statement or to the Internal Revenue Service in connection with an examination of the transactions contemplated by the Agreement) or to other persons without our prior written consent.

                                                 Very truly yours,

                                                 /s/  VINSON & ELKINS L.L.P.

                                                 Vinson & Elkins L.L.P.